FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS JULY AND SECOND QUARTER 2009 SALES

Secaucus, New Jersey – August 6, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $102.1 million for the four-week period ended August 1, 2009, a 3% decline compared to net sales of $105.6 million for the four-week period ended August 2, 2008.  Comparable retail sales, which include online sales, declined 4% in July 2009 following a 2% increase for the same period last year. During July 2009, comparable store sales declined 7% in the U.S. and declined 11% in Canada, while online sales increased 62%.

For the second quarter ended August 1, 2009, net sales declined 7% to $315.6 million. Comparable retail sales, which include online sales, declined 9% in the second quarter of 2009 following a 10% increase for the same period last year. During the second quarter of 2009, comparable store sales declined 11% in the U.S. and declined 8% in Canada, while online sales increased 24%.

The Company opened one store during July and 15 stores during the second quarter of 2009. Year-to-date, the Company has opened 21 stores and closed one.

	July		2nd Quarter		Year-to-Date
Total Sales: - In Millions - Change vs. Year Ago	2009	2008	2009	2008	2009	2008
	$102.1 -3%	$105.6 +7%	$315.6 -7%	$338.0 +16%	$717.6 -3%	$738.2 +14%
Comparable Store Sales: - Change vs. Year Ago	-4%	+2%	-9%	+10%	-3%	+8%

Outlook
In a press release issued on July 29, 2009, the Company announced that it estimates its loss per share from continuing operations for the second quarter of 2009 will be in the range of $(0.25)-$(0.30), including a net gain of approximately $0.18 per share for items which the Company deems to be unusual or one-time in nature.

Excluding these unusual or one-time items, the Company estimates its adjusted loss per share from continuing operations for the second quarter of 2009 will be in the range of $(0.43)-$(0.48). Adjusted loss per share is a non-GAAP measure which the Company believes will facilitate comparisons of the past and future performance of its core business. Items which the Company considers to be unusual or one time in nature are income generated by the repatriation of foreign cash of approximately $4.8 million after tax and the favorable settlement of an IRS employment tax audit related to stock options of $4.7 million pre-tax, partially offset by $2.0 million pre-tax for expenses incurred in connection with the proxy contest, $1.6 million pre-tax for expenses associated with the pre-payment of its term loan, and $0.3 million pre-tax of expense for previously announced restructuring programs.

In conjunction with today’s July sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, August 13, 2009. To access the recording, please visit the Investor Relations section of the Company’s website at www.childrensplace.com.

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PLCE – July and Second Quarter 2009 Sales

The Company will discuss details on the quarter when it reports second quarter earnings results on Thursday, August 20, 2009. The Company will host a conference call that day at 10:00 a.m. Eastern Time which will be broadcast live and can be accessed through the Investor Relations section of the Company’s website. An audio archive will be available approximately one hour after the conclusion of the call, until midnight on August 27, 2009.

About The Children’s Place Retail Stores, Inc.
The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children's Place” brand name. As of August 1, 2009, the Company owned and operated 937 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release may contain certain forward-looking statements regarding future circumstances, including statements regarding loss per share from continuing operations for the second quarter of 2009. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Jane Singer, Vice President, Investor Relations, (201) 453-6955

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